Markel Corporation



                                Acquisition of
                             Gryphon Holdings Inc.



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                                 Markel Profile



o Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets

o In each of these markets, we seek to provide quality products and excellent customer service so that we can be a market leader

o Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value



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                                Markel Overview


o Writes specialty insurance products and programs for a variety of niche markets
     [ ] Fifth largest domestic E&S writer in the U.S.
     [ ] Also writes professional and product liability, specialty program insurance, specialty personal and commercial lines and brokered excess and surplus lines

o Consistently strong underwriting performance
     [ ] Underwriting profit for the 6th consecutive year and the 11th year out of the past 12
     [ ] Positive accident year reserve development in each of the last 10 years
     [ ] Historical 5 year average combined ratio of 98.4%


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                                Gryphon Overview

o Primarily writes specialty lines
     [ ] Focuses on architects' and engineers' professional liability, difference in conditions (primarily earthquakes), and other specialty coverages

o Recently acquired First Reinsurance Company of Hartford
     [ ] Writes professional liability, D&O and some general liability



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                          Gryphon Historical Financial
                                  Performance

o Poor underwriting performance/results over the past several years
     [ ] Combined ratio of 111.4% for 1997
     [ ] 5 year historical average combined ratio of 106.6%
     [ ] Expense ratio has increased from 31.9% in 1993 to 43.3% in 1997

o Gryphon has demonstrated consistent reserve problems over the past several years
     [ ] Added  to reserves the last 4 quarters and 7 of the last 9 quarters
     [ ] Most recently increased reserves by $10.6 million in 2nd Quarter 1998


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                          Gryphon Growth in Net Income
                                   Per Share

o    Compound growth of -5.9% over the last 5 years
o    Net loss of $.98 per share for the 6 months ended June 30, 1998
o    Due to poor reserving history earnings have been volatile

                                    [GRAPH]

      Net Income Per Share
1993      $1.62
1994      $0.77
1995      $1.69
1996      $0.93
1997      $1.32

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                          Gryphon Growth in Book Value
                                   Per Share

o    Compound annual growth of 5.9% over the last 5.5 years

                                    [GRAPH]

      Book Value Per Share
1993      $11.25
1994      $11.51
1995      $14.02
1996      $14.28
1997      $15.63
6/30/98*  $14.61

* Pro Forma for the First Reinsurance Company of Hartford transaction and excludes Convertible Preferred Stock carried at $12.507 million



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                            Gryphon: History of Not
                               Producing Results

"Gryphon President Stephen Crane acknowledges that unless the company `produces value to shareholders, we'll be vulnerable' to a buyout... But he's confident that `we'll produce higher results this year.' Crane says the disappointments of 1996 are behind the company: It is positioned for improved profitability in 1997."

                                             -Business Week
                                              July 14, 1997

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                            Gryphon: History of Not
                               Producing Results

Stephen Crane

"I am writing to you following an eventful and tumultuous period in which we have encountered some of the harsh realities of the insurance marketplace..."

"There are profound cyclical and secular changes occurring in the specialty property-casualty marketplace, and a small company like Gryphon cannot afford to be a passive observer."

                             -Shareholder Letter 1997 Annual Report
                              Mailed to shareholders on or about April 16, 1998

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                            MKL vs. GRYP Comparison
                                   1993-1997


                                   Markel                     Gryphon
                           ------------------------  ---------------------------
                            1993    1997    CAGR      1993     1997**    CAGR
                           -------  ------  -------  -------  --------  --------
Earnings Per
 Share (diluted)            $4.23   $8.92    20.5%   $1.62      $1.27     -5.9%
Book Value Per Share        27.83   65.18    23.7%   11.25      15.63      8.6%
Invested Assets Per Share  110.27  257.27    23.6%   29.20      46.75     12.5%

Stock Price*                38.50  141.00    38.3%   13.00      11.50     -3.0%

5 Year Avg. ROE                      16.7%                        7.3%
5 Year Avg. Combined Ratio           98.4%                      106.6%

 *Range corresponds to Gryphon IPO (12/21/93) and Markel's first offer (9/01/98) **Before charges of $2.3 million in 1Q 1998 and $10.6 million in 2Q 1998

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                             Stock Price Comparison

          Relative Stock Performance (Gryphon, Markel and the S&P 500)
                        Quarterly from 12/31/93-9/30/98

                                     [GRAPH]


Date            GRYP            MKL             SPX
----            ----            ---             ---
31-DEC-93       100.0%          100.0%          100.0%
31-MAR-94       108.1%          106.7%           95.6%
30-JUNE-94      108.1%          101.0%           95.2%
30-SEP-94       108.1%          104.8%           99.2%
30-DEC-94        96.4%          105.4%           98.5%
31-MAR-95        99.1%          122.5%          107.3%
30-JUN-95       117.1%          141.6%          116.8%
29-SEP-95       115.3%          186.7%          125.3%
29-DEC-95       138.7%          191.7%          132.0%
28-MAR-96       138.7%          212.1%          139.1%
28-JUN-96       108.1%          236.2%          143.8%
30-SEP-96        99.1%          215.9%          147.3%
31-DEC-96       101.8%          228.6%          158.8%
31-MAR-97       102.7%          280.6%          162.3%
27-JUN-97       109.9%          327.6%          190.2%
30-SEP-97       118.9%          400.0%          203.1%
31-DEC-97       120.7%          396.5%          208.0%
31-MAR-98       128.8%          439.2%          236.2%
30-JUN-98       118.9%          452.1%          243.1%
30-SEP-98       100.9%          387.3%          218.0%

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                              Transaction Summary

Offering Price:          $18.00 per share all cash

Premium: [ ] 55% over share price prior to September 1st offer [ ] 29% over share price prior to October 1st offer
                         [ ] 1.23x Price/Book (6/30 - pro forma)
                         [ ] 13.1x Price/1999E earnings

o No financing contingency


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                         Specialty Industry Comparison

                            Price/1999E              Price/Book
Company                       Earnings                  (6/30)
------------                -----------              ----------
Gryphon@$18.00                 13.1x                    1.23x

Acceptance                      7.4x                    1.08x
W.R. Berkley                   10.7                     0.94
Executive Risk                 10.6                     1.70
Frontier                        7.6                     0.82
Gainsco                        12.9                     1.21
HCC                            11.5                     2.33
Navigators                      9.6                     0.87
NYMAGIC                        10.7                     0.94
Orion Capital                   9.0                     1.18
Penn-America                    8.3                     0.85
RLI                            11.2                     1.22

MEDIAN                         10.6x                    1.08x


* Price as of 10/23/98; earnings estimates from IBES


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                         Markel's Transaction Rationale

o Gryphon's specialty niches in E&S lines are complementary to Markel's E&S business

          [ ] Strong underwriting capabilities in select niches
          [ ] Markel can avoid certain unprofitable lines and create a culture focused on achieving underwriting profitability

o Markel can realize value through expense savings

          [ ] Elimination of corporate overhead
          [ ] Reduction of administration and data processing costs

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                      Rationale for Gryphon's Shareholders

o Markel's all-cash $18.00 per share offer is very fair and generous

     [ ] Gryphon has produced consistently poor operating results and failed to maximize value for shareholders
     [ ] In the current environment, Gryphon is highly vulnerable to losing market share because of a lack of size and poor operating performance
     [ ] Gryphon's consistently poor reserving history raises questions about adequacy of loss reserves

o Markel provides the financial stability and leadership that few, if any, insurance companies could offer to Gryphon's clients and employees

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